EXHIBIT 3.2

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 07/29/1998
                                                       981294061 - 2681115

                                   CERTIFICATE
                                       for
                         RENEWAL AND REVIVAL OF CHARTER
                                       of
                                Medic Media Inc.

         Medic Media Inc., a corporation organized under the laws of the State of Delaware, the cer1ificate of incorporation of which was filed in the Office of the Secretary of State on the 6th day of November, 1996, and whose corporate char1er was voided on the 1 st day of March, 1998, now desires to procure a restoration, renewal and revival of its char1er, and hereby certifies as follows:

         1. The name of this corporation is Medic Media Inc.

         2. Its registered office in the State of Delaware is located at 30 Old Rudnick Lane, in the City of Dover, County of Kent, and the name and address of its registered agent is CorpAmerica, Inc., Dover, Delaware 19901.

         3. The date when the restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February, 1998, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

         4. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March, 1998, at which time its charter was void for failure to pay the franchise tax due and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

         IN TESTIMONY WHEREOF and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, this Certificate has been executed by the last and acting Officer, this 27th day of July, A.D., 1998.


                                             /S/ LINDEN J. BOYNE
                                         ----------------------------------
                                             LINDEN J. BOYNE, SECRETARY
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                                         Typed Name and Title of Officer